As filed with the Securities and Exchange Commission on August 22, 2006

Registration No. 333-105327

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

THE READER’S DIGEST ASSOCIATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1726769 (I.R.S. Employer Identification No.)
Pleasantville, New York (Address of Principal Executive Offices)	10570-7000 (Zip Code)

The Reader’s Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan
(Full title of the plan)

C.H.R. DuPree, Esq.
Vice President, Corporate Secretary and Associate General Counsel
The Reader’s Digest Association, Inc.
Pleasantville, New York 10570-7000
(Name and address of agent for service)
(914) 238-1000
(Telephone number, including area code, of agent for service)

EXPLANATORY STATEMENT

The Reader’s Digest Association, Inc. (the “Registrant”) is filing this Post-Effective Amendment No.1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-105327), which was originally filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2003 (the “2002 Plan S-8”). A total of 4,500,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “2002 Plan Shares”), were registered for issuance under The Reader’s Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan (the “2002 Plan”) pursuant to the 2002 Plan S-8.

On November 18, 2005, the shareholders of the Registrant approved The Reader’s Digest Association, Inc. 2005 Key Employee Long Term Incentive Plan (the “2005 Plan”). No further awards will be made under the 2002 Plan on and after August 12, 2005. According to the terms of the 2005 Plan, the number of Shares (not to exceed 566,790, that remained available for grant under the 2002 Plan as of August 12, 2005 and any shares that otherwise would have been returned to the 2002 Plan after August 12, 2005 on account of the expiration, cancellation or forfeiture of awards granted thereunder (collectively, the “Carryover Shares”), are to be included in the reserve of Shares available for issuance under the 2005 Plan.

The Registrant has registered the Carryover Shares for issuance under the 2005 Plan pursuant to a new Registration Statement on Form S-8, which was filed on August 21, 2006 (the “2005 Plan S-8”).

The Registrant is filing this Post-Effective Amendment No. 1 to the 2002 Plan S-8 in order to deregister the 566,790 Carryover Shares registered under the 2002 Plan S-8, which Shares have been carried forward to the 2005 Plan S-8 for issuance under the 2005 Plan. Accordingly, the Registrant hereby withdraws from registration under the 2002 Plan S-8 566,790 Carryover Shares that have not been and will not be issued under the 2002 Plan.

Please note that, to the extent that any additional Shares that remain subject to outstanding awards under the 2002 Plan otherwise would have been returned to the 2002 Plan after August 12, 2005 on account of the expiration, cancellation or forfeiture of such outstanding awards, those Shares instead will be included in the 2005 Plan share reserve for issuance under the 2005 Plan. Accordingly, Registrant intends to periodically file additional post-effective amendment(s) to its 2002 Plan S-8 in order to carry forward such Shares from the 2002 Plan to the 2005 Plan for issuance thereunder.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Castle, State of New York, on this 17th day of August 2006.

                                            THE READER’S DIGEST ASSOCIATION, INC.

                                            By:   /s/ Eric W. Schrier
Eric W. Schrier
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Brizel, C.H.R. DuPree, Michael S. Geltzeiler and William H. Magill, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated as of August 17, 2006.

Signature	Title
/s/ Eric W. Schrier Eric W. Schrier	Director, President and Chief Executive Officer (principal executive officer)
/s/ Michael S. Geltzeiler Michael S. Geltzeiler	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ Thomas D. Barry Thomas D. Barry	Vice President and Corporate Controller (principal accounting officer)
/s/ Thomas O. Ryder Thomas O. Ryder	Director, Chairman of the Board
/s/ Jonathan B. Bulkeley* Jonathan B. Bulkeley	Director
Herman Cain	Director
Lee Caudill	Director
Walter Isaacson	Director
William E. Mayer	Director
John T. Reid	Director
/s/ Lawrence R. Ricciardi* Lawrence R. Ricciardi	Director
/s/ William J. White* William J. White	Director
/s/ Ed Zschau* Ed Zschau	Director

*By:  /s/ C.H.R. DuPree
(C.H.R. DuPree)
Attorney in Fact